                                                                 EXHIBIT 10.19


December 5, 1998



John Hnanicek
2570 S.W. Beacon Hill Drive
West Linn, Oregon 97068



Dear Candidate:

eToys Inc. (the "Company") is pleased to offer you employment on the following terms:

POSITION. You will serve in a full-time capacity as Chief Information Officer of the Company. You will report to the Company's Chief Executive Officer. You will be encouraged to participate in meetings of the Company's Board of Directors (the "Board") at the discretion of the Company's Chief Executive Officer. Your start date will be mutually agreed by you and the Company but will be no later than Monday January 18th, 1999.

CASH COMPENSATION. You will be paid a monthly salary of not less than $12,500.00, which is equivalent to $150,000 on an annual basis, payable in monthly installments in accordance with the Company's standard payroll practices for salaried employees. In addition, you will receive a signing bonus of $60,000 payable in a lump sum in cash on or about your first day of employment with the Company. You will vest with respect to your signing bonus in 12 equal monthly installments for each of the 12 months during which you continue to be employed by the Company following the commencement of your employment. If your employment with the Company is terminated prior to the end of this 12th month period, you will be obligated to refund to the Company the unvested portion of your signing bonus. Your cash compensation will be reviewed annually by the Board.

STOCK OPTIONS. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you stock options to purchase 200,000 shares of the Company's Common Stock. The exercise price will be equal to the fair market value of the Common Stock on the date of grant. The option will be an incentive stock option to the maximum extent permitted by applicable tax law and will be subject to the terms and conditions applicable to options granted under the Company's 1997 Stock Plan, as described in that Plan and the applicable stock option agreement (including customary transfer and "lock-up" restrictions). The option will be immediately exercisable, but the purchased shares will be subject to repurchase by the Company at the exercise price in the event that your employment terminates before you vest in the shares. You will vest in 1/4th of the option shares after twelve months of employment, and the balance will vest in monthly installments over the next 36 months of employment, as described in the applicable stock option agreement. If you are terminated by the Company without Cause within the first 6 months of employment, you will vest a number of shares equivalent to 1/8th of the option shares. If you are terminated by the Company without Cause within the first 6-12 months of employment, you will vest a number of shares equivalent to 1/48th of the option shares for each month of employment.

"Cause" means (a) willful and repeated failure to comply with the lawful directions of the Board, (b) gross negligence or willful misconduct in the performance of your duties to the Company, (c) commission of any act of fraud against, or the misappropriation of material property belonging to, the Company or (d) conviction of a crime that is materially injurious to the business or reputation of the Company, in each case as determined in good faith by the Board.

BENEFITS.

a. INSURANCE BENEFITS. The Company will provide you with standard medical and dental insurance benefits. In addition, the Company currently indemnifies all officers and directors to the maximum extent permitted by law, and you will be requested to enter into the Company's standard form of Indemnification Agreement giving you such protection. Pursuant to the Indemnification Agreement, the Company will agree to advance any expenses for which indemnification is available to the extent allowed by applicable law.

b.  VACATION.  You will be entitled to 2 weeks paid vacation per year.

MOVING ASSISTANCE. The Company will, on a basis mutually agreed to by you and the Company, enter into a relocation agreement with a relocation specialist to assist in the sale of your current residence. In addition, the company will pay a moving company to transport your belongings to the Los Angeles area. The Company will also pay for two months of rent, at a reasonable and mutually agreed monthly rental rate, toward temporary housing.

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT. Like all Company employees, you will be required, as a condition to your employment with the Company, to sign the Company's standard Employee Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

PERIOD OF EMPLOYMENT. Your employment with the Company will be "at will", meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

PROOF OF RIGHT TO WORK. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated and, in such event, you would not be entitled to the severance payment set forth in the preceding paragraph.

WITHHOLDING TAXES. All forms of cash compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

CONFIDENTIALITY OF TERMS: You agree to follow the Company's strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses, or stock purchase or option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

ENTIRE AGREEMENT. This letter and the Exhibit attached hereto contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company.

AMENDMENT AND GOVERNING LAW. This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes will be governed by California law.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter and the enclosed Employee Information and Inventions Agreement and returning them to me. This offer of employment is contingent upon the satisfactory completion of reference checks regarding you past employment. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States.

We look forward to your decision to join eToys Inc. no later than December 7th, 1998 at 5 p.m. Pacific Standard Time.


Very truly yours,

By: /s/ TOBY LENK
    --------------------------
    Toby Lenk
    Chief Executive Officer
    eToys Inc.


I have read and accept this employment offer:

/s/ John R. Hnanicek

Signature of Candidate
Dated December 5, 1998